EXHIBIT 99
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                                FOR IMMEDIATE RELEASE

    OMAHA, March 24 -- Union Pacific Railroad today announced it will embargo most southbound traffic destined for the Laredo, TX gateway, effective Saturday, to clear the backlog of cars waiting to cross into Mexico.

     Commodity groups affected by the embargo include grain, chemicals, industrial products and coal. Together, that traffic comprises less than two percent of UP annual revenues.

        Unaffected by the embargo will be finished automobiles and intermodal traffic, including auto parts. Also exempt will be northbound traffic into and through Laredo as well as business moving through other Mexico gateways on the UP. Notice of the embargo will be filed with the Association of American Railroads on Wednesday.

     The current backup of more than 5,500 cars waiting to move south into Mexico has congested UP operations along key corridors in Texas and as far north as Oklahoma and Kansas. About 3,000 Mexico-bound cars on the UP system are considered normal. The embargo will affect about 200 cars per day destined for Laredo on the UP.

    In the past week, UP crossings at Laredo have averaged 265 per day, a steep decline from January's daily average of 375 southbound cars, 335 in February and 305 so far in March.

    UP has been working for weeks with officials of Transportacion Ferroviaria Mexicana (TFM) as well as Kansas City Southern, Texas Mexican and Burlington Northern and Santa Fe railways to address the severe congestion, but the backlog has worsened in the past week. Actions have included sending UP locomotives into Mexico and diverting trains to gateways at Eagle Pass, Texas and Brownsville, Texas. UP has also agreed to handle empty northbound cars from TFM for other railroads via the Brownsville gateway.

    Union Pacific is the largest rail carrier for Mexico border traffic. More than 50 percent of the total Mexico traffic moves through Laredo on the UP. Besides Eagle Pass and Brownsville, other UP gateways are located at El Paso; Nogales, Arizona and Calexico, California. UP has spent $40 million in the 1990's to expand capacity at the Laredo gateway.